Exhibit 10.2

TAX MATTERS AGREEMENT
by and between
MEDTRONIC GROUP HOLDING, INC.
and
KANGAROO US HOLDCO 2, INC.
Dated as of March 1, 2026

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Definitions	2

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1	Allocation of Tax Liabilities.	10
2.2	EMA Taxes	10
2.3	Tax Refunds	11
2.4	Tax Benefits	11
2.5	Prior Agreements	12
2.6	Determination of Taxes Attributable to the SplitCo Business.	12

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1	Medtronic’s Responsibility	13
3.2	SplitCo’s Responsibility	13
3.3	Right To Review Tax Returns	13
3.4	Cooperation	14
3.5	Tax Reporting Practices	14
3.6	Reporting of the Transactions	15
3.7	Payment of Taxes	15
3.8	Amended Returns and Carrybacks	15
3.9	Tax Attributes	16

ARTICLE IV

INTENDED TAX TREATMENT OF THE TRANSACTIONS

4.1	Representations and Warranties	17
4.2	Certain Restrictions Relating to the Intended Tax Treatment of the Transactions	18

ARTICLE V

INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	21
i

5.2	Indemnification Payments	22
5.3	Payment Mechanics	23
5.4	Treatment of Tax Indemnity Payments	23

ARTICLE VI

TAX CONTESTS

6.1	Notice	24
6.2	Joint Returns	24
6.3	Separate Returns	24
6.4	Obligation of Continued Notice	25
6.5	Tax Contest Cooperation Rights	25

ARTICLE VII

COOPERATION

7.1	General	26

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	27
8.2	Access to Tax Records	27
8.3	Preservation of Privilege	27

ARTICLE IX

DISPUTE RESOLUTION

9.1	Dispute Resolution	28

ARTICLE X

MISCELLANEOUS

10.1	Survival	28
10.2	Notices	28
10.3	Waiver	30
10.4	Modification or Amendment	30
10.5	No Assignment; Binding Effect	30
10.6	Payment Terms	31
ii

10.7	Interest on Late Payments	31
10.8	No Set-Off	31
10.9	No Circumvention	31
10.10	Subsidiaries	31
10.11	Third Party Beneficiaries	32
10.12	Titles and Headings	32
10.13	Exhibits and Schedules	32
10.14	Governing Law	32
10.15	Specific Performance	32
10.16	Severability	33
10.17	Construction	33
10.18	Entire Agreement	33
10.19	Counterparts	33
10.20	Confidentiality	33
10.21	WAIVER OF JURY TRIAL	34
10.22	Third-Party Beneficiaries	34
10.23	Separation Agreement	34
10.24	Force Majeure	34
10.25	Tax Matters Agreement Controls	35
EXHIBIT(S)
Exhibit A    ATB Entities
Exhibit B    Intended Tax Treatments
Exhibit C    Certain Tax Matters
Exhibit D    Certain Non-U.S. Tax Restrictions
SCHEDULE(S)
Schedule A     Separation Taxes
Schedule B    Specified Tax Attribute
iii

TAX MATTERS AGREEMENT
THIS TAX MATTERS AGREEMENT (this “Agreement”), is dated as of March 1, 2026, by and between (i) Medtronic Group Holding, Inc., a Minnesota corporation (“Medtronic”) and (ii) Kangaroo US HoldCo 2, Inc., a Delaware corporation (Kangaroo US HoldCo 2, Inc., prior to the SplitCo Merger (as defined below), “SplitCo”) (each a “Party” and together, the “Parties”), which on or before the Separation Date shall be merged with and into MiniMed Group, Inc., a Delaware corporation (“SplitCo Parent” whether prior to or following the SplitCo Merger), and, following the SplitCo Merger, (“SplitCo”) with SplitCo Parent surviving such merger (the “SplitCo Merger”) and continuing as “SplitCo” hereunder. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation Agreement, dated as of the date hereof, by and among the Parties (the “Separation Agreement”).
R E C I T A L S
WHEREAS, Medtronic plc, an Irish public limited company and the ultimate parent company of Medtronic (“Medtronic Parent”), acting through itself and its direct and indirect Subsidiaries, currently conducts the Medtronic Business and the SplitCo Business;
WHEREAS, the board of directors of Medtronic Parent has determined that it is in the best interests of Medtronic Parent and its shareholders to create a new publicly traded company that will operate the SplitCo Business;
WHEREAS, in furtherance of the foregoing, the board of directors of Medtronic Parent has determined that it is desirable and appropriate to effect the transactions constituting the Separation to transfer certain assets and liabilities to SplitCo, a wholly owned Subsidiary of Medtronic Parent, on the terms and conditions set forth in the Separation Agreement;
WHEREAS, to effect the Separation, certain members of the Medtronic Group shall contribute, convey, transfer, assign and deliver to members of the SplitCo Group, and members of the SplitCo Group shall accept and assume from members of the Medtronic Group, all of the right, title and interest of the members of the Medtronic Group in, to and under certain of the Assets and Liabilities relating to the SplitCo Business, in each case on the terms and subject to the conditions of the Separation Agreement;
WHEREAS, following the consummation of the SplitCo Merger, SplitCo Parent will be the successor to Kangaroo US HoldCo 2, Inc. and will continue as “SplitCo” for all purposes of this Agreement, with all of the accompanying rights and obligations;
WHEREAS, the board of directors of Medtronic Parent has determined in connection with the Separation, on the terms contemplated hereby, to cause SplitCo Parent to offer and sell in the Initial Public Offering a number of shares of SplitCo Common Stock constituting no more than 19.9% of the outstanding shares of SplitCo Common Stock;

WHEREAS, Medtronic Parent will cause SplitCo Parent to implement the Initial Public Offering;
WHEREAS, following the Initial Public Offering, Medtronic Parent intends to transfer at least 80.1% of the shares of SplitCo Common Stock to shareholders of Medtronic Parent by means of a divestment by Medtronic Parent to its shareholders of shares of SplitCo Common Stock, an offer to shareholders of Medtronic Parent to exchange shares of Medtronic Parent Ordinary Shares for shares of SplitCo Common Stock, or any combination thereof (the “Divestment”), it being understood that Medtronic Parent, in its sole discretion (as further described in Section 5.02 of the Separation Agreement), may choose not to implement the Divestment or to effect a disposition of shares of SplitCo Common Stock pursuant to one or more public or private offerings or other similar transactions, or transfer, exchange or otherwise dispose of shares of SplitCo Common Stock in one or more transactions (including in connection with any debt-for-equity exchange or a subsequent divestment or exchange offer of SplitCo Common Stock) (the “Other Disposition”) instead of the Divestment;
WHEREAS, for U.S. federal income tax purposes, the Divestment, if effected, is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, the Separation Agreement sets forth the principal corporate transactions required to effect the Separation and the Initial Public Offering and describes certain other agreements that will govern certain matters relating to the Separation, the Initial Public Offering and the Divestment or the Other Disposition, as applicable, and the relationship of Medtronic Parent, Medtronic, SplitCo and their respective Subsidiaries following the Separation; and
WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes and (ii) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 9.1.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.
“Agreement” has the meaning set forth in the preamble.
“ATB Entities” means the entities listed on Exhibit A.
“Code” has the meaning set forth in the Recitals to this Agreement.
“Controlling Party” means, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3.
“Divestment” has the meaning set forth in the Recitals to this Agreement.
“Divestment Date” means the date of the Divestment or if no Divestment has occurred, the date that Medtronic Parent ceases to control (as defined in the definition of “Affiliate” in the Separation Agreement) SplitCo.
“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or a comparable agreement under the Laws of a state, local or non-U.S. taxing jurisdiction, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.
“Force Majeure Event” has the meaning set forth in Section 10.24.
“Group” means either the Medtronic Group or the SplitCo Group, as the context requires.
“Indemnifying Party” has the meaning set forth in Section 5.2.
“Indemnitee” has the meaning set forth in Section 5.2.
“Intended Tax Treatment” means (i) the qualification of the Divestment as a transaction in which the SplitCo Common Stock distributed to holders of Medtronic Parent Ordinary Shares is “qualified property” for purposes of Sections 355(c) of the Code, (ii) the nonrecognition of income, gain or loss by Medtronic Parent, SplitCo and holders of Medtronic Parent Ordinary Shares on the divestment and receipt of the SplitCo Common Stock in the Divestment under Sections 355 and 1032 of the Code (except with respect to any cash received by such holders in lieu of fractional SplitCo Common Stock), (iii) the qualification of each Internal Divestment as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, (iv) the qualification of the SplitCo Merger as a reorganization under Section 368(a) of the Code, and (v)

the qualification of each of the transactions described on Exhibit B as being free from Tax to the extent set forth therein.
“Internal Distribution” means any transaction (or series of transactions) effected as part of the Transactions (excluding the Divestment) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Materials.
“IPO Effective Date” means the date of the closing of the Initial Public Offering.
“IRS” means the U.S. Internal Revenue Service or any successor agency, including, but not limited to, its agents, representatives and attorneys.
“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the Medtronic Group and one or more members of the SplitCo Group.
“Medtronic” has the meaning set forth in the preamble.
“Medtronic International” means Medtronic International Trading S.a r.l., a société à responsabilité limitée organized under the laws of Switzerland and a member of the Medtronic Group.
“Medtronic Parent” has the meaning set forth in the preamble.
“Medtronic Separate Return” means any Tax Return of or including any member of the Medtronic Group (including any consolidated, combined or unitary return) that does not include any member of the SplitCo Group.
“Medtronic Distribution” means the distribution by Medtronic of all of the stock of SplitCo Parent to its sole shareholder.
“Non-Controlling Party” means, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.
“Parties” has the meaning set forth in the preamble.
“Past Practices” has the meaning set forth in Section 3.5.
“Post-IPO Period” means any taxable period (or portion thereof) beginning after the IPO Effective Date, including the portion of any Straddle Period beginning after the IPO Effective Date.
“Pre-IPO Period” means any taxable period (or portion thereof) ending on or before the IPO Effective Date, including the portion of any Straddle Period ending at the end of the day on the IPO Effective Date.

“Preparing Party” means, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or Section 3.2, as applicable.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SplitCo management or shareholders, is a hostile acquisition or otherwise, as a result of which SplitCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SplitCo (or any successor thereto) and/or one or more holders of SplitCo Capital Stock, respectively, any amount of SplitCo Capital Stock, that would, when combined with any other direct or indirect changes in ownership of SplitCo Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise thirty-five percent (35%) or more of (i) the value of all outstanding shares of stock of SplitCo as of immediately after such transaction or in the case of a series of transactions, immediately after the last transaction of such series or (ii) the total combined voting power of all outstanding shares of voting stock of SplitCo as of immediately after such transaction or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SplitCo of a shareholder rights plan or (ii) issuances by SplitCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“PRDT” means the Puerto Rico Department of the Treasury (Departamento de Hacienda de Puerto Rico) or any successor agency, including, but not limited to, its agents, representatives and attorneys.
“PRDT Ruling” shall mean the Tax ruling Medtronic, or one of its Subsidiaries, has obtained from the PRDT dated September 8, 2025, as amended from time to time, covering Puerto Rican corporate income and sales and use tax consequences in relation to the Transactions.
“PRDT Ruling Request” shall mean the letter filed by Medtronic, or one of its Subsidiaries, with the PRDT dated March 26, 2025, and any subsequent requests to amend the PRDT Ruling from time to time, requesting a ruling regarding certain Puerto Rican corporate income and sales and use tax consequences of the Transactions, together with any supplements or amendments thereto.
“Reasonable Basis” means a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code or other applicable Tax Law at that time to avoid the imposition of penalties).
“Refund” means any refund, reimbursement, offset, credit or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.
“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.
“Restricted Period” means the period which begins with the date hereof and ends two (2) years after the Divestment Date.
“Reviewing Party” means, with respect to a Tax Return, the Party that is not the Preparing Party.
“Ruling” shall mean (i) the PRDT Ruling and (ii) any other ruling issued by a Taxing Authority in connection with the Transactions.
“Ruling Request” shall mean (i) the PRDT Ruling Request and (ii) any other ruling request submitted to a Taxing Authority, including the exhibits attached thereto and all related amendments or supplements.
“Section 336(e) Election” has the meaning set forth in Section 3.6.
“Separate Return” means a Medtronic Separate Return or a SplitCo Separate Return, as the case may be.
“Separation” has the meaning set forth in the Separation Agreement.
“Separation Agreement” has the meaning set forth in the preamble.
“Separation Taxes” shall mean those Taxes listed on Schedule A, in each case, without regard to (x) the amounts shown on Schedule A and (y) whether such Taxes arose, resulted or were incurred, or were paid or otherwise satisfied, prior to, on, or after the Divestment Date, arising as a result of the Transactions (as determined by Medtronic in its discretion), except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement and (ii) any Tax attributable to any action set out in Section 4.2.
“Specified Tax Attribute” has the meaning set forth in Schedule B.

“SplitCo” has the meaning set forth in the preamble.
“SplitCo Capital Stock” means all classes or series of capital stock of SplitCo, including (i) SplitCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all other instruments properly treated as stock of SplitCo for U.S. federal income tax purposes.
“SplitCo Disqualifying Action” means (i) any action (or failure to take any action) by any member of the SplitCo Group (including entering into any agreement, understanding, arrangement or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Divestment involving SplitCo Capital Stock or the assets of any member of the SplitCo Group or (iii) any breach by any member of the SplitCo Group of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect or could reasonably be expected to adversely affect the Intended Tax Treatment; provided, however, that the term “SplitCo Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Divestment.
“SplitCo Merger” has the meaning set forth in the Recitals.
“SplitCo Separate Return” means any Tax Return of or including any member of the SplitCo Group (including any consolidated, combined or unitary return) that does not include any member of the Medtronic Group.
“SplitCo Switzerland NewCo” means MiniMed International Trading S.a r.l., a société à responsabilité limitée organized under the laws of Switzerland and a member of the SplitCo Group.
“SplitCo Trade or Business” means the business conducted by each of the ATB Entities (or an entity disregarded as separate from such ATB Entities for U.S. federal income tax purposes) as of the applicable Divestment Date as listed on Exhibit A.
“Straddle Period” means any taxable period that begins on or before, and ends after, the IPO Effective Date.
“Swiss Demerger” means the transfer of certain business assets by way of equity contribution by Medtronic International into SplitCo Switzerland NewCo and the subsequent distribution of SplitCo Switzerland NewCo to Medtronic Holding Switzerland GmbH.
“Swiss Distribution Date” means the date of the distribution by Medtronic International of all of the equity interests in SplitCo Switzerland NewCo to Medtronic Holding Switzerland GmbH.
“Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. governmental entity or political subdivision thereof, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes or contributions, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of Law or otherwise.
“Tax Advisor” means a tax counsel or accountant of recognized national standing.
“Tax Attribute” means for U.S. federal, state, local and non-U.S. income Tax purposes, net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall non-U.S. losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code) and similar Tax items determined under applicable Tax Law and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.
“Tax Certificates” means any officer’s or representative’s certificates, representation letters or similar documents provided by Medtronic Parent or SplitCo to (i) Skadden, Arps, Slate, Meagher & Flom LLP or a nationally recognized accounting firm or (ii) any reputable non-U.S. law firms in connection with the Tax Opinions delivered or deliverable to Medtronic Parent in connection with the Transactions.
“Tax Contest” has the meaning set forth in Section 6.1.
“Tax Item” means any item of income, gain, loss, deduction or credit or any other item which increases or decreases Taxes paid or payable in any taxable period.
“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.
“Tax Materials” has the meaning set forth in Section 4.1(a).
“Tax Opinions” means the (i) written opinions delivered or deliverable to Medtronic Parent by Skadden, Arps, Slate, Meagher & Flom LLP and a nationally recognized accounting firm and (ii) any other written opinion or memorandum delivered or deliverable to Medtronic Parent by reputable non-U.S. law firms regarding the tax consequences of the Transactions.
“Tax Records” has the meaning set forth in Section 8.1.

“Tax-Related Losses” means, with respect to any Taxes, (i) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Taxes, as well as any other reasonable out-of-pocket costs incurred in connection with such Taxes and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amounts paid by Medtronic (or any of its Affiliates) or SplitCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority.
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Transactions” means the Separation, the Divestment, any other transaction described in the Step Plan and any related transactions.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.
“Unanticipated Separation Taxes” shall mean all Taxes imposed on or with respect to the Transactions, in each case where such Tax is not a Separation Tax (as determined by Medtronic in its discretion), except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement and (ii) any Tax attributable to any action set out in Section 4.2.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Medtronic Parent and Medtronic and on which Medtronic Parent and Medtronic may rely to the effect that a transaction will not affect the Intended Tax Treatment. Any such opinion must assume that the Transactions would have qualified for Intended Tax Treatment if the transaction in question did not occur.
“VAT” means: (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including in the United Kingdom in accordance with VATA 1994; (ii) any type of goods and services Tax; (iii) any type of consumption Tax; and (iv) any other Tax of a similar nature, whether imposed in substitution for, or levied in addition to, such tax referred to in clauses (i)-(iii).
“VAT Credit” means any credit, offset or receivable arising out of a payment of VAT where liability for such VAT is allocated to the Medtronic under this Agreement.

ARTICLE II
PAYMENTS AND TAX REFUNDS
2.1    Allocation of Tax Liabilities.
(a)    Except as otherwise provided in this Agreement, Medtronic shall be responsible for and shall pay or cause to be paid the following Taxes:
(i)    any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods;
(ii)    any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-IPO Periods, other than those Taxes described in Section 2.1(b)(i);
(iii)    any and all Taxes due with respect to or required to be reported on any Medtronic Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods;
(iv)    any and all Separation Taxes; and
(v)    50% of any and all Unanticipated Separation Taxes.
(b)    Except as otherwise provided in this Agreement, SplitCo shall be responsible for and shall pay or cause to be paid the following Taxes:
(i)    any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-IPO Periods that are attributable to the SplitCo Business;
(ii)    any and all Taxes due with respect to or required to be reported on any SplitCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods; and
(iii)    50% of any and all Unanticipated Separation Taxes.
2.2    EMA Taxes. The provisions of Sections 7.07, 7.08, 7.09, 9.01(d), 11.01, 11.05, and 12.12 of the EMA shall govern with respect to the responsibility for applicable Taxes, allocation of deductions relating to Taxes, and Tax reporting obligations described therein. Allocations of Taxes and obligations relating to Taxes not described in such sections of the EMA shall be governed and allocated in accordance with this Agreement (including Section 2.1).

2.3    Tax Refunds.
(a)    Medtronic shall be entitled to all Refunds related to Taxes the liability for which is allocated to Medtronic pursuant to this Agreement. SplitCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to SplitCo pursuant to this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, Medtronic shall be entitled to all Refunds related to matters set forth in Exhibit C, and Medtronic shall (i) retain sole control over any proceedings, submissions and correspondence with relevant Taxing Authorities relating to such matters and (ii) retain the sole and exclusive right to amend or cause to be amended (including by members of the SplitCo Group) Tax Returns in connection with, or as a result of matters set forth in Exhibit C (or the outcomes thereof).
(c)    SplitCo shall pay to Medtronic any Refund received by SplitCo or any member of the SplitCo Group that is allocable to Medtronic pursuant to this Section 2.3 no later than thirty (30) days after the receipt of such Refund. Medtronic shall pay to SplitCo any Refund received by Medtronic or any member of the Medtronic Group that is allocable to SplitCo pursuant to this Section 2.3 no later than thirty (30) days after the receipt of such Refund.
(d)    SplitCo shall cooperate in good faith with any reasonable request by Medtronic to pursue any Refund to which Medtronic may be entitled under this Section 2.3.
(e)    For purposes of this Section 2.3, any Refund that arises as a result of an offset, credit or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.3 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.3 and an appropriate adjusting payment shall be made.
2.4    Tax Benefits.
(a)    If Medtronic determines, in its good faith discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law and (ii) the other Party is entitled to a deduction, credit or other Tax benefit (including an increase in Tax basis) in respect of such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax benefit actually realized in cash arising from such deduction, credit or other Tax benefit, no later than thirty (30) days after such Tax benefit is realized. To the extent that the amount of any Tax benefit in respect of which a payment was made under this Section 2.4 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall reimburse such payment to the Party that made such payment to the extent of such reduction.

(b)    In the event that a member of the SplitCo Group realizes, in a Post-IPO Period, (i) a Specified Tax Attribute or (ii) a deduction, credit or other Tax benefit arising from a VAT Credit, then in the case of clause (i), SplitCo shall make a payment to Medtronic in an amount equal to the actual cash Tax savings attributable to such Specified Tax Attribute, as determined on a with and without basis, no later than ninety (90) days following the end of the taxable year in which SplitCo realizes such cash Tax savings from such Specified Tax Attribute for Tax purposes, and in the case of clause (ii), such deduction, credit or other Tax benefit (net of any reasonable out-of-pocket expenses incurred in obtaining such deduction, credit or other Tax benefit) no later than thirty (30) days after such deduction, credit or other Tax benefit is received or otherwise realized for Tax purposes; provided, that, to the extent that the SplitCo Group has not realized (determined on a with and without basis) an actual cash Tax savings attributable to a Specified Tax Attribute as of the end of the second taxable year of SplitCo to end after the Separation Date, SplitCo shall make a payment to Medtronic no later than ninety (90) days following the end of such second taxable year in an amount equal to the product of such Specified Tax Attribute that has not resulted in an actual cash Tax savings, multiplied by the highest marginal U.S. federal and applicable state income Tax rates of the relevant SplitCo Group member.
2.5    Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Medtronic Group and any member of the SplitCo Group shall be terminated with respect to the Medtronic Group and the SplitCo Group as of the IPO Effective Date. No member of the SplitCo Group or the Medtronic Group shall have any continuing rights or obligations to any member of the other Group under any such agreement, and this Agreement shall be the sole Tax sharing agreement between the members of the Medtronic Group, on the one hand, and the members of the SplitCo Group, on the other hand. Each Party shall, after the Divestment, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
2.6    Determination of Taxes Attributable to the SplitCo Business.
(a)    For purposes of Section 2.1(b)(i), the amount of Taxes attributable to the SplitCo Business shall be reasonably determined by Medtronic on a pro forma Joint Return prepared:
(i)    including only Tax Items of members of the SplitCo Group that were included in the relevant Joint Return; provided, however, that no carryforward of (A) any losses, (B) other deductible Tax Items or (C) Tax Attributes, in each case, shall be treated as attributable to the SplitCo Business for these purposes;
(ii)    except as provided in Section 2.6(a)(iv) hereof, using all elections, accounting methods and conventions used on the relevant Joint Tax Return for such taxable period;
(iii)    applying the highest statutory marginal applicable Tax rate in effect for such taxable period; and

(iv)    assuming that the SplitCo Group elects not to carry back any Tax Item or other Tax Attributes.
(b)    The amount of Taxes attributable to the SplitCo Business with respect to any Joint Return for any taxable period shall not be less than zero.
(c)    SplitCo shall reimburse Medtronic for all reasonable costs and expenses paid or incurred by the Medtronic Group in connection with determining the amount of Taxes attributable to the SplitCo Business with respect to any Joint Return.
(d)    To the extent other assumptions and/or determinations are required to be made in connection with the determination of the Taxes attributable to the SplitCo Business, Medtronic shall make all such assumptions and/or determinations in good faith and otherwise in a manner consistent with the principles of this Section 2.6.
ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
3.1    Medtronic’s Responsibility. Medtronic shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) (a) all Joint Returns and (b) all Tax Returns required to be filed by any member of the Medtronic Group under applicable Law.
3.2    SplitCo’s Responsibility. SplitCo shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Tax Returns required to be filed by any member of the SplitCo Group under applicable Law other than those Tax Returns which Medtronic is required to prepare and file under Section 3.1, including any amended Tax Returns. SplitCo shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return required to be prepared and filed under this Section 3.2.
3.3    Right To Review Tax Returns. To the extent that the positions taken on any Tax Return (i) directly relate to matters for which the Reviewing Party may have an indemnification obligation to the Preparing Party, or that may give rise to a refund to which the Reviewing Party would be entitled under this Agreement or (ii) would reasonably be expected to materially affect the Tax position of the Reviewing Party, the Preparing Party (at its own cost and expense) shall provide a draft of such Tax Return (or the relevant portion thereof) to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return (taking into account any applicable extensions), and shall use commercially reasonable efforts to modify such Tax Return before filing to include the Reviewing Party’s reasonable comments; provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. The Parties shall attempt in good faith to resolve any issues arising out of the review of any such portion of a Tax Return. SplitCo shall provide to Medtronic any transfer pricing documentation required to be prepared with respect to a Tax Return for any taxable period that begins on or before the second (2nd) anniversary of the Divestment Date with respect to which SplitCo is the Preparing Party at least thirty (30) days prior to the finalization of such transfer pricing documentation, and Medtronic shall be entitled to review and provide comments on such transfer pricing documentation (which documentation shall include, for the avoidance of doubt, the transfer pricing master file of SplitCo). SplitCo shall modify such transfer pricing documentation prior to its finalization to include all reasonable comments of Medtronic.
3.4    Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Medtronic shall not be required to disclose to SplitCo any consolidated, combined, unitary or other similar Joint Return of which a member of the Medtronic Group is the common parent or any information related to such a Joint Return other than information relating solely to the SplitCo Group; provided, however, that Medtronic shall provide to SplitCo the transfer pricing master file of Medtronic and its Subsidiaries for any taxable year ending prior to or on the IPO Effective Date. If an amended Separate Return that SplitCo is responsible for filing under this Article III is required to be filed as a result of an amendment made to a Joint Return pursuant to an audit adjustment, the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.
3.5    Tax Reporting Practices. Except as provided in Section 3.6 or pursuant to a Final Determination, with respect to any Tax Return for any taxable period that begins on or before the second (2nd) anniversary of the Divestment Date with respect to which SplitCo is the Responsible Party, such Tax Return shall be prepared in a manner (a) consistent with past practices, accounting methods and any similar standards, elections and conventions, including with respect to transfer pricing, used with respect to the Tax Returns in question (“Past Practices”) (unless there is no Reasonable Basis for the use of such Past Practices) and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by SplitCo and (b) that, to the extent consistent with clause (a), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. SplitCo shall not take any action inconsistent with the assumptions made (including with respect to any Tax Attribute or other Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Divestment Date. SplitCo (i) shall not be permitted, and shall not permit any member of the SplitCo Group, without Medtronic’s prior written consent, to make a change in any of its methods of accounting for Tax purposes for any taxable period that begins on or before the second (2nd) anniversary of the Divestment Date (unless there is no Reasonable Basis for not making such change) and (ii) shall notify Medtronic of, and consider in good faith any reasonable comments provided by Medtronic regarding, any such change in method of accounting for any taxable period that begins after the second (2nd) anniversary of the Divestment Date and on or before the fifth (5th) anniversary of the Divestment Date. Such notification and consideration described in clause (ii) of the preceding sentence shall occur prior to the making of any such change in method of accounting.

3.6    Reporting of the Transactions. Unless and until there has been a Final Determination to the contrary, each Party agrees not to, and shall ensure each member of its respective Group agrees not to and does not, take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the Tax Materials, (ii) the Intended Tax Treatment or (iii) the treatment of payments between the Medtronic Group and the SplitCo Group as set forth in Section 5.4. If Medtronic determines, in its sole and absolute discretion, that a protective election under Section 336(e) of the Code should be made with respect to the Divestment with respect to SplitCo and any other members of the SplitCo Group that are a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”), SplitCo agrees to take any such action that is necessary to effect such Section 336(e) Election, including any corresponding Section 336(e) Elections with respect to any of its Subsidiaries, as determined by Medtronic in its sole and absolute discretion. If such Section 336(e) Election is made, this Agreement shall be amended in such a manner as is determined by Medtronic in its good faith discretion to compensate Medtronic for any tax benefits realized by SplitCo as a result of such Section 336(e) Election. To the extent a Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest or otherwise, except as may be required by a Final Determination.
3.7    Payment of Taxes. With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return. In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of ten (10) days prior to the date on which such payment is due and thirty (30) days after the receipt of such notice. With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of ten (10) days prior to the date on which such payment is due and thirty (30) days after the receipt of such notice.
3.8    Amended Returns and Carrybacks.
(a)    SplitCo shall not, and shall not permit any member of the SplitCo Group to, file or allow to be filed any request for an Adjustment for any Pre-IPO Period, including any

Straddle Period ending at the end of the day on the IPO Effective Date, without the prior written consent of Medtronic, such consent to be exercised in Medtronic’s sole and absolute discretion, to the extent that any such request for Adjustment (i) directly relates to matters for which Medtronic may have an indemnification obligation to SplitCo or that may give rise to a refund to which Medtronic would be entitled under this Agreement or (ii) would reasonably be expected to materially affect the Tax position of Medtronic.
(b)    Medtronic shall not, and shall not permit any member of the Medtronic Group to, file or allow to be filed any request for an Adjustment for any Pre-IPO Period without the prior written consent of SplitCo, such consent to be exercised in SplitCo’s sole and absolute discretion, to the extent that any such request for Adjustment (i) directly relates to matters for which the SplitCo may have an indemnification obligation to Medtronic or that may give rise to a refund to which SplitCo would be entitled under this Agreement or (ii) would reasonably be expected to materially affect the Tax position of SplitCo.
(c)    SplitCo shall, and shall cause each member of the SplitCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-IPO Period to a Pre-IPO Period.
(d)    SplitCo shall not, and shall cause each member of the SplitCo Group not to, without the prior written consent of Medtronic, make any affirmative election to carry back any Tax Attribute from a Post-IPO Period to a Pre-IPO Period, such consent to be exercised in Medtronic’s sole and absolute discretion.
(e)    Receipt of consent by SplitCo or a member of the SplitCo Group from Medtronic pursuant to the provisions of this Section 3.8 shall not limit or modify SplitCo’s continuing indemnity obligations pursuant to Article V.
3.9    Tax Attributes. Upon written request by SplitCo, Medtronic shall use commercially reasonable efforts to advise SplitCo in good faith in writing of the amount (if any) of any Tax Attributes which Medtronic determines, in its sole and absolute discretion, shall be allocated or apportioned to any member of the SplitCo Group under applicable Tax Law. SplitCo and all members of the SplitCo Group shall prepare all Tax Returns in accordance with such written notice. SplitCo agrees that it shall not dispute any determination of Tax Attributes made by Medtronic pursuant to this Section 3.9. Nothing in this Agreement shall require Medtronic to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “E&P studies,” “basis studies” or similar determinations) that it does not maintain or prepare in its ordinary course of business. The Parties agree that (i) Medtronic is not providing a representation, warrantee or guarantee regarding the amount of any Tax Attribute pursuant to this Section 3.9 and (ii) Medtronic shall not be liable to any member of the SplitCo Group for any failure of any determination under this Section 3.9 to be accurate under applicable Law.

ARTICLE IV
INTENDED TAX TREATMENT OF THE TRANSACTIONS
4.1    Representations and Warranties.
(a)    Medtronic, on behalf of itself and all other members of the Medtronic Group, hereby represents and warrants that (i) it has examined the Rulings, the Ruling Requests, the Tax Opinions, the Tax Certificates, the Step Plan and any other materials delivered or deliverable in connection with the issuance of the Rulings and the rendering of the Tax Opinions, in each case, as they exist as of the Divestment Date (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Medtronic or any member of the Medtronic Group or the Medtronic Business, were or will be, at the time presented or represented and from such time until and including the Divestment Date, true, correct and complete in all material respects. Medtronic, on behalf of itself and all other members of the Medtronic Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Medtronic, any member of the Medtronic Group or the Medtronic Business.
(b)    SplitCo, on behalf of itself and all other members of the SplitCo Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SplitCo or any member of the SplitCo Group or the SplitCo Business, were or will be, at the time presented or represented and from such time until and including the Divestment Date, true, correct and complete in all material respects. SplitCo, on behalf of itself and all other members of the SplitCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SplitCo, any member of the SplitCo Group or the SplitCo Business.
(c)    Each of Medtronic, on behalf of itself and all other members of the Medtronic Group, and SplitCo, on behalf of itself and all other members of the SplitCo Group, represents and warrants that it knows of no fact or circumstance (after due inquiry) that may cause the Transactions to fail to qualify for the Intended Tax Treatment.
(d)    Each of Medtronic on behalf of itself and all other members of the Medtronic Group, and SplitCo, on behalf of itself and all other members of the SplitCo Group, represents and warrants that it has no plan or intention to take, fail to take or cause or permit to be taken any action which is inconsistent with any of the statements or representations made or set forth in the Tax Materials or that may cause the Transactions to fail to qualify for the Intended Tax Treatment.
(e)    Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.
4.2    Certain Restrictions Relating to the Intended Tax Treatment of the Transactions.
(a)    SplitCo, on behalf of itself and all other members of the SplitCo Group, hereby covenants and agrees that no member of the SplitCo Group will take, fail to take or cause or permit to be taken (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action where such action or failure to act constitutes a SplitCo Disqualifying Action.
(b)    Specific Restrictions
(i)    During the Restricted Period, SplitCo shall continue, and cause to be continued, the active conduct of each SplitCo Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code;
(ii)    During the Restricted Period, SplitCo shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is treated as a liquidation for U.S. federal income tax purposes);
(iii)    During the Restricted Period, SplitCo shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SplitCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any SplitCo stock, or rights to acquire SplitCo stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of SplitCo Capital Stock (including through the conversion of any class of SplitCo Capital Stock into another class of SplitCo Capital Stock) or (4) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of SplitCo Capital Stock pertinent for purposes of Section 355(e) of the Code, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a thirty-five percent (35%) or greater interest in SplitCo (or in any Affiliate of SplitCo that was a party to an Internal Distribution) or otherwise jeopardize the Intended Tax Treatment; and
(iv)    During the Restricted Period, SplitCo shall not, and shall not cause or permit any member of the SplitCo Group to, sell, transfer or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the gross assets of any SplitCo Trade or Business or more than twenty percent (20%) of the consolidated gross assets of SplitCo or the SplitCo Group. The foregoing sentence shall not apply to (1) sales, transfers or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or prepayment) of any indebtedness of SplitCo or any member of the SplitCo Group. For any such transactions that would occur on or after the Divestment Date, the percentages of gross assets or consolidated gross assets of SplitCo or the SplitCo Group, as the case may be, sold, transferred or otherwise disposed of, shall be based on the fair market value of the gross assets of SplitCo and the members of the SplitCo Group as of the Divestment Date. For purposes of this Section 4.2(b)(iii), a merger of SplitCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SplitCo shall constitute a disposition of all of the assets of SplitCo or such Subsidiary.
(v)    Certain Swiss Tax Restrictions. From the date hereof until the first Business Day after the third (3rd) anniversary of the Swiss Divestment Date, SplitCo shall not, and shall not cause or permit any member of the SplitCo Group to, take any action or enter into any transaction that would:
(1)    result in SplitCo Switzerland NewCo ceasing to substantially continue the business activity transferred from Medtronic International within Switzerland (including, but not limited to, a transfer of the business activity to a place outside of Switzerland or an actual or de facto liquidation of SplitCo Switzerland NewCo);
(2)    result in SplitCo Switzerland NewCo earning remuneration inconsistent with the historic transfer pricing practices of the Medtronic Group; or
(3)    effectuate a merger of SplitCo Switzerland NewCo with and into another Swiss entity or a demerger of SplitCo Switzerland NewCo.
These restrictions described under this Section 4.2(b)(v) shall be interpreted in a manner consistent with the Direct Federal Tax Act of Switzerland.
(c)    Notwithstanding the restrictions imposed by Section 4.2(b), SplitCo or a member of the SplitCo Group may take any of the actions or transactions described therein if SplitCo either (i) obtains a Tax ruling with an appropriate Taxing Authority or an Unqualified Tax Opinion, at the election of Medtronic (and in the case of a transaction described in Section 4.2(b)(v)(3), obtains a Tax ruling issued by the competent Swiss Taxing Authority stating that such merger or demerger (A) will be non-taxable for Swiss Tax purposes, (B) will not retroactively affect the tax-free or tax-neutral nature of the Swiss Demerger and (C) will not result in any other adverse Swiss Tax consequences to Medtronic International), in form and substance satisfactory to Medtronic in Medtronic’s sole and absolute discretion or (ii) obtains the prior written consent of Medtronic waiving the requirement that SplitCo obtain a Tax ruling or an Unqualified Tax Opinion, such waiver to be provided in Medtronic’s sole and absolute discretion. Medtronic’s evaluation of a Tax ruling or an Unqualified Tax Opinion, as applicable, may consider, among other factors, the appropriateness of any underlying assumptions, representations and covenants made in connection with such ruling or opinion (and, for the avoidance of doubt, Medtronic may determine that no ruling or opinion would be acceptable to Medtronic). SplitCo shall bear all costs and expenses of securing any such Tax ruling or an Unqualified Tax Opinion and shall reimburse Medtronic for all reasonable out-of-pocket expenses (including reasonable fees of external legal counsel and external Tax Advisors) that Medtronic or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Tax ruling or Unqualified Tax Opinion. Neither the delivery of a Tax ruling or an Unqualified Tax Opinion nor Medtronic’s waiver of SplitCo’s obligation to deliver Tax ruling or an Unqualified Tax Opinion shall limit or modify SplitCo’s continuing indemnity obligations pursuant to Article V.
(d)    The Parties each (i) shall timely file (or cause to be timely filed) any appropriate information and statements to report the applicable steps of the Transactions as qualifying for the Intended Tax Treatment and (ii) shall not (and shall not cause or permit any of their respective Affiliates to) take any position on any Tax Return, financial statement or other document (or otherwise with a Taxing Authority) that is inconsistent with such qualifications.
(e)    Base Erosion Payment Restrictions.
(i)    For each taxable year of Medtronic ending on or before the Divestment (and in the case of the taxable year of Medtronic during which the Divestment occurs, for the portion of such taxable year ending on the date of the Divestment), SplitCo shall, and shall cause the members of the SplitCo Group, to take all actions necessary to have a “base erosion percentage” (as defined in Section 59A(c)(4) of the Code) of less than three percent (3%) (or such percentage as may be applicable under any amendments to Section 59A of the Code to taxpayers that are not banks and securities dealers); provided that for purposes of this sentence, the “base erosion percentage” shall be determined pursuant to Treasury Regulation Section 1.59A-2(e) and by treating SplitCo as the “applicable taxpayer” of an “aggregate group” that excludes Medtronic Parent and its Subsidiaries (other than SplitCo and its Subsidiaries) (the “SplitCo BEAT Group”);
(ii)    SplitCo shall promptly notify Medtronic if it expects that SplitCo and the SplitCo Group will not satisfy the covenant in Section 4.2(e)(i). With respect to each taxable year of SplitCo (or any member of the SplitCo Group) that ends on or before the Divestment (and in the case of the taxable year of SplitCo (and each member of the SplitCo Group) during which the Divestment occurs, for the portion of such taxable year ending on the date of the Divestment), SplitCo shall, at the request of Medtronic, as determined by Medtronic in its sole discretion to be necessary to cause the SplitCo BEAT Group to have a “base erosion percentage” less than three percent (3%) or such percentage as may be applicable under any amendments to Section 59A of the Code to taxpayers that are not banks and securities dealers) during the applicable taxable year (or portion of a taxable year) of Medtronic, as determined under and for purposes of Section 4.2(e)(i), waive, and cause applicable members of the SplitCo Group to waive, deductions for U.S. federal income tax purposes as permitted under Treasury Regulation Section 1.59A-3 such that the “base erosion percentage” of the SplitCo BEAT Group is less than three percent (3%) provided, that, Medtronic’s non-exercise of its right pursuant to this Section 4.2(e)(ii) shall not limit SplitCo’s indemnity obligations as determined under Section 5.1(b). To effectuate any such waivers, SplitCo shall (1) prepare an election as described in Treasury Regulation Section 1.59A-3(c)(6) consistent with Medtronic’s request in this Section 4.2(e)(ii) (a “Deduction Waiver Election”), (2) provide such Deduction Waiver Election to Medtronic at least thirty (30) days prior to the filing of the earliest Tax Return with which such Deduction Waiver Election is to be filed and (3) incorporate into such Deduction Waiver Election any reasonable comments provided by Medtronic at least five (5) days prior to the filing of such Tax Return.
(f)    Qualified Expenditure Elections. For each taxable year of SplitCo that begins on or before or includes the Divestment Date, SplitCo shall, and shall cause the members of the SplitCo Group, as applicable, to make an election pursuant to Section 59(e) of the Code to deduct “qualified expenditures,” as such term is defined under Section 59(e)(2) of the Code, ratably over the period applicable to such expenditures as described in Section 59(e)(1) of the Code.
(g)    Certain Other Tax Restrictions. During the applicable period set forth on Exhibit D, SplitCo shall not, and shall not cause or permit any member of the SplitCo Group, to take any actions described on Exhibit D.
ARTICLE V
INDEMNITY OBLIGATIONS
5.1    Indemnity Obligations. Notwithstanding anything to the contrary in this Agreement (but, for the avoidance of doubt, subject to Section 10.10):
(a)    Medtronic shall indemnify and hold harmless SplitCo from and against and will reimburse SplitCo for:
(i)    all liability for Taxes allocated to Medtronic pursuant to Article II (other than liabilities described in, and for which SplitCo is responsible, pursuant to Sections 5.1(b)(ii) and 5.1(b)(iii));
(ii)    all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the Medtronic Group pursuant to this Agreement;

(iii)    the amount of any Refund received by any member of the Medtronic Group that is allocated to SplitCo pursuant Section 2.3(c).
(b)    Without regard to whether a Tax ruling or an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder, SplitCo shall indemnify and hold harmless Medtronic from and against and will reimburse Medtronic for:
(i)    all liability for Taxes allocated to SplitCo pursuant to Article II;
(ii)    all Taxes and Tax-Related Losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the SplitCo Group pursuant to this Agreement;
(iii)    any Taxes and Tax-Related Losses attributable to any SplitCo Disqualifying Action;
(iv)    all Taxes and Tax-Related Losses arising out of, based upon or relating or attributable to any breach of the covenants or obligations in Section 4.2;
(v)    the amount of any Refund received by any member of the SplitCo Group that is allocated to Medtronic pursuant to Section 2.3(a); and
(vi)    any Taxes and Tax-Related Losses arising from the application of Section 59A of the Code if there is a breach of any of the covenants or obligations in Section 4.2(e).
(c)    To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a)(ii) (on the one hand) and Section 5.1(b)(ii) or (iii) or Section 5.1(b)(iv) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by Medtronic and SplitCo according to relative fault as determined by Medtronic in its good faith discretion.
5.2    Indemnification Payments.
(a)    Except as otherwise provided in this Agreement, if either Party (or its Affiliate) (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax for which the other Party (the “Indemnifying Party”) is liable under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of the Indemnitee’s requirement to pay such Tax and, in reasonably sufficient detail (and shall include any relevant Tax Return, statement, bill or invoice relating to Taxes, costs, expenses or other amounts due and owing), the Indemnitee’s calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than thirty (30) days after the receipt of notice from the other Party.

(b)    If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than thirty (30) days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.
5.3    Payment Mechanics.
(a)    All payments under this Agreement shall be made by Medtronic or, at the discretion of Medtronic, by Medtronic Parent on behalf of Medtronic, directly to SplitCo and by SplitCo directly to Medtronic or, if requested by Medtronic, to Medtronic Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Medtronic Group, on the one hand, may make such indemnification payment to any member of the SplitCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.
(b)    In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official Taxing Authority receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental or Taxing Authority receipts are available, executed bank payment forms or other reasonable evidence of payment).
5.4    Treatment of Tax Indemnity Payments. The Parties agree that any indemnity payments made between the Parties pursuant to this Agreement (and under the Separation Agreement and the EMA), unless otherwise required by a Final Determination, shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law, as either (i) a non-taxable contribution by Medtronic to SplitCo or (ii) a distribution by SplitCo to Medtronic, in each case, made immediately prior to the Medtronic Distribution provided, however, that following the SplitCo Merger, any indemnity payments shall be made by or to SplitCo Parent (as successor and on behalf of SplitCo). Notwithstanding the foregoing, Medtronic shall notify SplitCo if it determines that any indemnity payments made pursuant to this Agreement is to be treated, for any Tax purposes, in a different manner, including, but not limited to, as a payment made by Medtronic or SplitCo, as the case may be, acting as an agent of one of such Person’s Subsidiaries to the other Person acting as an agent of one of such other Person’s Subsidiaries, and the Parties agree to treat any such payment accordingly; provided, however, that in no event should any indemnity payments under this Agreement (or the Separation Agreement and the EMA) be treated as a contribution by Medtronic Parent to SplitCo or a distribution by SplitCo to Medtronic Parent. In the event that any Taxes are imposed on or attributable to any Tax indemnity payment made by a Party (or a Subsidiary of such Party) under this Agreement (and under the Separation Agreement and the EMA), such indemnity payment shall be increased as necessary so that after making all indemnity payments in respect of such Taxes, the recipient Party (or Subsidiary of such Party) receives an amount equal to the sum it would have received had no such Taxes been imposed, respectively decreased to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the indemnity payment by the Indemnifying Party is made.
ARTICLE VI
TAX CONTESTS
6.1    Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement and/or any Taxes in respect of payments between the Medtronic Group and the SplitCo Group and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.
6.2    Joint Returns. In the case of any Tax Contest with respect to any Joint Return, Medtronic shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest, subject to Sections 6.1 and 6.5.
6.3    Separate Returns.
(a)    Subject to Section 2.3(b), in the case of any Tax Contest with respect to a Separate Return, the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest; provided, that, in the case of any such Tax Contest that relates both to Taxes for which Medtronic has liability pursuant to Section 2.1(a) and to Taxes for which SplitCo has liability pursuant to Section 2.1(b), (i) any Tax Contest that relates to the treatment of payments between the Medtronic Group and the SplitCo Group shall be jointly controlled by the Parties and (ii) in the case of any other Tax Contest described in this proviso, the Party that has the largest amount of potential Tax liability arising out of such Tax Contest shall be the Controlling Party and the other Party shall be the Non-Controlling Party (with the rights set forth in Sections 6.1 and 6.5, respectively); provided, further, that the Controlling Party in any Tax Contest described in clause (ii) of the preceding proviso shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest without the prior written consent of the Non-Controlling Party if any such action would cause the Non-Controlling Party to be liable for an amount of Taxes and Tax-Related Losses in excess of $3,000,000 USD pursuant to this Agreement or otherwise.
(b)    Notwithstanding anything to the contrary in Section 6.3(a) above, Medtronic shall have the sole responsibility and right to control the prosecution of any Tax Contest with respect to a Separate Return that could reasonably affect the ability of a Transaction to qualify for the Intended Tax Treatment, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest; provided, that Medtronic shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest without the prior written consent of SplitCo if any such action would cause SplitCo to be liable for an amount of Taxes and Tax-Related Losses in excess of $3,000,000 USD pursuant to this Agreement or otherwise.
6.4    Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in material increased costs or material prejudice to such other Party.
6.5    Tax Contest Cooperation Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement, (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Taxing Authority, (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest, (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the

Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
ARTICLE VII
COOPERATION
7.1    General.
(a)    Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate and in a timely manner (considering the other Party’s normal internal processing or reporting requirements), with all reasonable requests in writing from the other Party, or from an agent, representative or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation or the resolution of items under this Agreement and shall include, without limitation, at each Party’s own cost:
(i)    the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities (in each case, subject to Section 3.4);
(ii)    the execution of any document (including any power of attorney) that may be reasonably helpful in connection with any Tax Contest of either Party or any member of either Party’s Group or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;
(iii)    the use of the Party’s commercially reasonable efforts to obtain any documentation and to provide any additional facts, insights or views as requested by the other Party that may be reasonably helpful in connection with a Tax Matter;
(iv)    the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers and documents), documents, books, records or other information that may be reasonably helpful in connection with the filing of any Tax Returns of either Party or any member of either Party’s Group; and

(v)    the use of the Party’s commercially reasonable efforts to resolve any outstanding requests from any Taxing Authority or otherwise cooperate with such Taxing Authority in connection with the issuance of a Tax ruling.
(b)    Each Party shall make its and its Subsidiaries’ employees and facilities available, as reasonably requested, and available, without charge, on a mutually convenient basis to facilitate such cooperation.
ARTICLE VIII
RETENTION OF RECORDS; ACCESS
8.1    Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the IPO Effective Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Medtronic Group or the SplitCo Group for any Pre-IPO Period or Straddle Period or for any Tax Contests relating to such Tax Returns. At any time after the IPO Effective Date when the SplitCo Group proposes to destroy any Tax Records, SplitCo shall first notify Medtronic in writing, and the Medtronic Group shall be entitled to receive, at the cost and expense of the Medtronic Group, such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.
8.2    Access to Tax Records. Subject to Section 3.4, the Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession, to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation or the resolution of items under this Agreement. Each of the Parties shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation or the resolution of items pursuant to this Agreement and subject to any security procedures reasonably required by the Party giving access to protect its information technology systems. The Party seeking access to the records of the other Party shall bear all out-of-pocket third-party costs and expenses associated with such access, including any reasonable professional fees.
8.3    Preservation of Privilege. No member of the SplitCo Group shall provide access to, copies of or otherwise disclose to any Person any documentation relating to Taxes existing as of the date hereof to which attorney-client privilege may reasonably be asserted without the prior written consent of Medtronic, such consent not to be unreasonably withheld.
ARTICLE IX
DISPUTE RESOLUTION
9.1    Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Medtronic, SplitCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Medtronic and its Affiliates, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.
ARTICLE X
MISCELLANEOUS
10.1    Survival. Except as otherwise contemplated by this Agreement, all representations, covenants and agreements of the Parties contained in this Agreement shall survive the Divestment and remain in full force and effect in accordance with their applicable terms.
10.2    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.2 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.2 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth below (or at such other address for a Party as shall be specified from time to time in a notice given in accordance with this Section 10.2):
If to Medtronic:
Medtronic, Inc.
Medtronic Operational Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432
Attention: Vice President, Corporate Development & Ventures
                 Senior Legal Director, Business Development
Email:

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10036
Attn: B. Chase Wink
Email:
And
Cleary Gottlieb Steen & Hamilton LLP
650 California Street
San Francisco, CA 94108
Attn: Benet J. O’Reilly
Email:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Kimberly R. Spoerri
Email:
If to SplitCo (including as predecessor to SplitCo Parent):
Kangaroo US HoldCo, Inc.
1800 Devonshire Street
Northridge, CA
Attention Courtney Nelson Wills, General Counsel
Email:
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West
New York, NY 10036
Attn: B. Chase Wink
Email:
Cleary Gottlieb Steen & Hamilton LLP
650 California Street
San Francisco, CA 94108
Attention: Benet J. O’Reilly
Email:
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:Kimberly R. Spoerri
Email:
10.3    Waiver.
(a)    Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.
(b)    No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
(c)    Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
10.4    Modification or Amendment. No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement, or modification is in writing and signed by an authorized representative of each Party.
10.5    No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, (a) Medtronic may assign this Agreement (or any provision thereof) to any Affiliate of Medtronic and (b) either Party may assign this Agreement without consent of the other Party in connection with (i) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (ii) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party; provided, further, that upon the effective time of the SplitCo Merger, SplitCo Parent shall, automatically and without any action from any other Person (including the requirements described in the immediately foregoing proviso), succeed to all of SplitCo’s rights and obligations under this Agreement and shall expressly assume and agree to perform, discharge, and be bound by all of SplitCo’s obligations, covenants, and liabilities under this Agreement to which Kangaroo US HoldCo, Inc. is a party as of the effective time of the SplitCo Merger. No assignment permitted by this Section 10.5 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
10.6    Payment Terms. Except as expressly provided in this Agreement, any amount payable pursuant to this Agreement by one Party (or any member of such Party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation (or reasonable explanation if such documentation would be unreasonable to produce or procure) setting forth the basis for the amount payable.
10.7    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.
10.8    No Set-Off. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of any Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any other Ancillary Agreement or the Separation Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any other Ancillary Agreement or the Separation Agreement.
10.9    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article V).
10.10    Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary or a direct or indirect parent owning all of the equity of such Party, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Divestment. This Agreement is being entered into by Medtronic, and SplitCo on behalf of themselves and the members of the Medtronic Group (in the case of Medtronic) and the SplitCo Group (in the case of SplitCo). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary or Affiliate of such Party on and after the Divestment. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.
10.11    Third Party Beneficiaries. This Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person and should not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, proceedings or other right in excess of those existing without reference to this Agreement.
10.12    Titles and Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.13    Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the exhibits or schedules constitutes an admission of any liability or obligation of any member of the Medtronic Group or the SplitCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Medtronic Group or the SplitCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any exhibit or schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
10.14    Governing Law. Any disputes arising out of, related to or in connection with this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.
10.15    Specific Performance. Subject to Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
10.16    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
10.17    Construction. The rules of interpretation set forth in Section 11.16 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis.
10.18    Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Separation Agreement.
10.19    Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
10.20    Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or members of its Group may be exposed to employees and agents of the other Party or its Group who have a need to know such confidential Information as a result of, or in connection with, the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligation (and the obligation of members of its Group) to use and keep confidential such Information of the other Party or its Group shall be governed by Section 7.09 of the Separation Agreement.

10.21    WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.21.
10.22    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of Medtronic or SplitCo in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
10.23    Separation Agreement
. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.
10.24    Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any Law or requirement of any national securities exchange, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, earthquake, pandemic, shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, delays in transportation, act of God or act of terrorism, in each case, that is not within the control of the Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent, or for any other reason which is not within the control of such Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by such Party to the other Party, such Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Party on account thereof; provided, however, that the Party whose performance is interfered with promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects. No Party shall be excused from performance if such Party fails to use commercially reasonable efforts to remedy the situation and remove the cause and effects of the Force Majeure Event.
10.25    Tax Matters Agreement Controls. Except to the extent required by applicable Law, to the extent that any provision of a Conveyancing and Assumption Instrument conflicts with any provision of this Agreement, this Agreement shall govern and control unless specifically stated otherwise in such Conveyancing and Assumption Instrument or the Separation Agreement.
[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

MEDTRONIC GROUP HOLDING, INC.

By:	/s/ Julian Oldaker
Name:	Julian Oldaker
Title:	Vice President

KANGAROO US HOLDCO 2, INC.

By:	/s/ Jason A. Pundsack
Name:	Jason Pundsack
Title:	Treasurer
[Tax Matters Agreement Signature Page]